FIRST CAPITAL, INC. REPORTS QUARTERLY EARNINGS INCREASE

Corydon, Indiana—July 19, 2012.  First Capital, Inc. (NASDAQ:  FCAP - news), the holding company for First Harrison Bank (the “Bank”), today reported net income of $1.0 million or $0.37 per diluted share for the quarter ended June 30, 2012, compared to $941,000 or $0.34 per diluted share for the same period in 2011.

The increase in earnings is primarily due to an increase in noninterest income.

Net interest income after provision for loan losses increased $7,000 for the quarter ended June 30, 2012 as compared to the quarter ended June 30, 2011. Interest income decreased $474,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 5.05% for the three-month period ended June 30, 2011 to 4.53% for the same period in 2012.  Interest expense decreased $356,000 as the average cost of interest-bearing liabilities decreased from 1.13% to 0.75% when comparing the same two periods.  As a result, the interest-rate spread decreased from 3.92% for the quarter ended June 30, 2011 to 3.78% for the same period in 2012.  The provision for loan losses decreased from $425,000 for the quarter ended June 30, 2011 to $300,000 for the quarter ended June 30, 2012 primarily due to a decrease in net charge offs from $441,000 during the three-month period ended June 30, 2011 to $96,000 during the same period in 2012.

Noninterest income increased $145,000 for the three months ended June 30, 2012 as compared to the same period in 2011.  Gains on the sale of loans, including residential mortgage and SBA loans, increased $147,000 when comparing the two periods.

Noninterest expenses decreased $11,000 for the three months ended June 30, 2012 as compared to the three months ended June 30, 2011.  Compensation and benefits expense decreased $67,000 when comparing the two periods.  This was partially offset by an increase in other operating expenses of $43,000.  The decrease in compensation and benefits expense was primarily due to an increase in mortgage loan originations which resulted in an increase in the amount of deferred loan origination costs for the current quarter compared to the prior year’s quarter.  Deferred loan origination costs for the quarter ended June 30, 2012 totaled $67,000 compared to $25,000 for the quarter ended June 30, 2011.  The increase in other operating expenses is primarily due to a $52,000 loss on debit cards during the quarter.  This is primarily due to one occurrence and the Bank is currently working to recover the lost funds.

For the six months ended June 30, 2012, the Company reported net income of $2.0 million or $0.70 per diluted share compared to net income of $1.8 million or $0.66 per diluted share for the same period in 2011.

Net interest income after provision for loan losses increased $3,000 for the six months ended June 30, 2012 compared to the same period in 2011.  Interest income decreased $852,000 when comparing the two periods, due to a decrease in the average tax-equivalent yield on interest-earning assets from 5.08% for 2011 to 4.69% for 2012.  Interest expense decreased $705,000 as the average cost of interest-bearing liabilities decreased from 1.17% to 0.79% when comparing the same two periods.  The provision for loan losses decreased from $925,000 for the six months ended June 30, 2011 to $775,000 for the same period in 2012 as net charge offs decreased from $837,000 for the six months ended June 30, 2011 to $525,000 for the six months ended June 30, 2012.

Noninterest income increased $297,000 for the six months ended June 30, 2012 as compared to the six months ended June 30, 2011.  The increase was primarily due to a $280,000 increase in gains on loans sold as a result of gains on the sale of SBA loans of $108,000 and a 76% increase in the gain on sale of residential mortgage loans originated for sale for the 2012 period compared to 2011.

Noninterest expenses increased $70,000 for the six months ended June 30, 2012 as compared to the same period in 2011, primarily due to an increase in data processing expenses of $76,000.  This was primarily due to an increase in the number of customers using alternative delivery channels and an increase in ATM processing fees.

Total assets as of June 30, 2012 were $453.8 million compared to $438.9 million at December 31, 2011.  Securities available for sale increased $13.6 million during the six months ended June 30, 2012, while cash and cash equivalents increased $4.7 million.  Deposits increased $15.7 million during the six months ended June 30, 2012.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) totaled $8.7 million and $8.9 million at June 30, 2012 and December 31, 2011, respectively.

At June 30, 2012, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Bank, through its business arrangement with Lincoln Investments, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services.  You can also follow us now on Facebook.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
OPERATING DATA	2012	2011	2012	2011
(Dollars in thousands, except per share data)

Total interest income	$9,397	$10,249	$4,676	$5,150
Total interest expense	1,353	2,058	650	1,006
Net interest income	8,044	8,191	4,026	4,144
Provision for loan losses	775	925	300	425
Net interest income after provision for loan losses	7,269	7,266	3,726	3,719

Total non-interest income	2,175	1,878	1,100	955
Total non-interest expense	6,693	6,623	3,360	3,371
Income before income taxes	2,751	2,521	1,466	1,303
Income tax expense	790	677	427	358
Net income	$1,961	$1,844	$1,039	$945
Less net income attributable to the noncontrolling interest	7	7	4	4
Net income attributable to First Capital, Inc.	$1,954	$1,837	$1,035	$941

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$0.70	$0.66	$0.37	$0.34

Diluted	$0.70	$0.66	$0.37	$0.34

Weighted average common shares outstanding:
Basic	2,785,574	2,787,139	2,785,458	2,787,009

Diluted	2,785,574	2,787,139	2,785,458	2,787,009

OTHER FINANCIAL DATA

Cash dividends per share	$0.38	$0.38	$0.19	$0.19
Return on average assets (annualized)	0.88%	0.82%	0.91%	0.84%
Return on average equity (annualized)	7.58%	7.58%	8.00%	7.71%
Net interest margin	4.03%	4.09%	3.92%	4.09%
Interest rate spread	3.90%	3.91%	3.78%	3.92%
Net overhead expense as a percentage of average assets (annualized)	3.00%	2.97%	2.95%	3.00%

	June 30,	December 31,
BALANCE SHEET INFORMATION	2012	2011

Cash and cash equivalents	$23,670	$18,923
Investment securities	125,043	111,456
Gross loans	278,756	280,229
Allowance for loan losses	4,432	4,182
Earning assets	419,972	401,361
Total assets	453,786	438,886
Deposits	380,068	364,374
FHLB debt	10,650	12,350
Repurchase agreements	9,268	9,125
Stockholders' equity, net of noncontrolling interest	51,870	50,942
Non-performing assets:
Nonaccrual loans	7,483	7,401
Accruing loans past due 90 days	85	363
Foreclosed real estate	588	661
Troubled debt restructurings on accrual status	586	462
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	9.92%	10.06%
Tier I - risk based	14.42%	16.11%
Total risk-based	15.67%	17.05%